Exhibit 23.3

HUNTER & RENFRO, LLP
A Tax, Accounting, Business Valuation & Litigation Support Firm

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
Firstgold Corp.

We have audited the balance sheet of Firstgold Corp. (a development stage company) (the "Company") as of January 31, 2007, and the related statements of operations, comprehensive loss, shareholders' deficit, and cash flows for each of the two years in the period ended January 31, 2007 and the period from January 1, 1995 to January 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits;

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Firstgold Corp. as of January 31, 2007, and the results of its operations and its cash flows for each of the two years in the period ended January 31, 2007, and the period from January 1, 1995 to January 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred a net loss of $4,789,047 and had negative cash flow from operations of $2,397,495. In addition, the Company had an accumulated deficit of $23,819,580 and a shareholders' deficit of $4,306,768 at January 31, 2006. These factors, among others, as discussed in Note 2 to the financial statements, raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

HUNTER, FLEMMER, RENFRO & WHITAKER, LLP

Sacramento, California
May 18, 2007

455 Capitol Mall, Suite 235 • Sacramento, CA • 95814 • Tel 916-443-5670 • Fax 916-443-8938

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on the second amended Form SB-2 of Firstgold Corporation, Inc. (the "Company") of our report dated May 18, 2007, relating to our audit of the financial statements for the year ended January 31, 2007, appearing in the Prospectus, which is part of this Registration Statement. Our report dated May 18, 2007, relating to the financial statements, includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

HUNTER, FLEMMER, RENFRO & WHITAKER, LLP

Sacramento, California
October 2, 2007